ICI MUTUAL INSURANCE COMPANY, a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND
RIDER NO. 15

INSURED		BOND NUMBER
Eaton Vance Management		00125110B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE
March 31, 2011	September 1, 2010 to September 1, 2011	/s/ John T. Mulligan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

EV ETF’S LLC

o Eaton Vance Focused Growth Opportunities Fund
o Eaton Vance Focused Value Opportunities Fund, each a series of:
Eaton Vance Growth Trust

o Parametric Structured Commodity Strategy Fund, a series of:
Eaton Vance Mutual Funds Trust

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN1.0-00 (1/02)